Exhibit 5.1

110 North Elgin Avenue, Suite 200 Tulsa, Oklahoma 74120 Telephone (918) 595-4800 Fax (918) 595-4990 www.gablelaw.com	BOK Park Plaza 499 West Sheridan Avenue, Suite 2200 Oklahoma City, OK 73102 Telephone (405) 235-5500 Fax (405) 235-2875	1100 Louisiana, Suite 5000 Houston, Texas 77002 Telephone: (346) 200-6020

September 15, 2026

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

Ladies and Gentlemen:

We have acted as special counsel to ONEOK, Inc., an Oklahoma corporation (the “Company”), in connection with the proposed issuance and sale from time to time by the Company of its common stock, $0.01 par value per share, in an amount having an aggregate offering price of up to $1,000,000,000 (the “Shares”) pursuant to the equity distribution agreement dated August 4, 2026, as amended by Amendment No. 1 dated September 15, 2026 (as amended, the “Distribution Agreement”) among the Company, ONEOK, L.L.C., an Oklahoma limited liability company (“OpCo”), the Manager named therein and the Forward Purchaser named therein. The Shares are to be issued pursuant to the Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 18, 2026 and adopted by the Company and OpCo, in accordance with Rule 414 of the Act, pursuant to the Post Effective No. 1 filed on September 10, 2026 (as so adopted, the “Registration Statement”), the base prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined originals or copies of the Distribution Agreement, the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated By-laws and other records, documents, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

ONEOK, Inc. September 15, 2026 Page 2

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents supplied to us as originals, the conformity to the originals of all documents supplied to us as copies and the authenticity of the originals of such copies. We have also assumed that all Shares will be issued and sold in the manner stated in the Registration Statement and the Prospectus.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, we are of the opinion that the Shares, when issued and delivered against payment therefor in accordance with the terms of the Distribution Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed herein are subject to the following qualifications:

(i) Our opinions are limited to the laws of the State of Oklahoma, and we do not express any opinion as to the laws of any other jurisdiction, including without limitation the federal laws of the United States;

(ii) The opinions herein are limited to the matters expressly set forth in this letter, and no opinions are implied or may be inferred beyond the matters expressly so stated; and

(iii) The opinions expressed herein are as of the date hereof only and are based on laws, orders, contract terms and provisions, and facts as of such date, and we disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in law.

We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours very truly,

/s/ GableGotwals